Exhibit 3.2

CONSENT OF DENTONS CANADA LLP

We have acted as Canadian counsel to Synodon Inc. (the “Registrant”) in connection with the registration statement on Form F-7 (the “Registration Statement”) being filed today by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended. We hereby consent to the reference to our name and the inclusion of our opinions contained under “Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the prospectus included in the Registration Statement, and to the reference to our name under “Enforceability of Civil Liabilities” in such prospectus.

/s/ Dentons Canada LLP

Edmonton, Alberta, Canada

June 11, 2015